As filed with the Securities and Exchange Commission on June 26 , 2008

Registration No. 333-150661

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________

Amendment No. 2
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

ACCESS INTEGRATED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	22-3720962 (I.R.S. Employer Identification No.)

55 Madison Avenue, Suite 300
Morristown, NJ 07960
(973) 290-0080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________________

A. DALE MAYO
President and Chief Executive Officer
Access Integrated Technologies, Inc.
55 Madison Avenue, Suite 300
Morristown, NJ 07960
(973) 290-0080

(Name, address, including zip code and telephone number,
including area code, of agent for service)

With a copy to:

JONATHAN K. COOPERMAN, ESQ.
Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
(212) 808-7800
 ______________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:	☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
☐

______________________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Class A common stock, par value $0.001 per share	500,000	$2.75	$1,375,000	$55

(1)
Includes an estimated 500,000 shares of Class A common stock issuable as interest and additional Kicker Shares on three-year 10% notes due August 2010.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.

(2)
The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average high and low trading prices of the Class A common stock as reported on NASDAQ on April 30, 2008.

(3)	Previously paid.
______________________________________________

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated June 26 , 2008.

PROSPECTUS

500,000 Shares

Class A Common Stock

This prospectus relates to the resale by certain selling security holders of Access Integrated Technologies, Inc. (the “Company”) of 500,000 shares of our Class A common stock, par value $0.001 per share (the “Common Stock”), which may, at our option and subject to certain conditions, be issued from time to time on a quarterly basis as interest and additional share payments pursuant to the three-year 10% notes issued by us on August 27, 2007 (the “2007 Senior Notes”).

The selling security holders may offer to sell the shares of Common Stock being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The shares of Common Stock are listed for trading on the NASDAQ Global Market (“NASDAQ”) under the symbol “AIXD”.  On June 24, 2008, the last reported sale price of the Common Stock on NASDAQ was $ 2.16 per share.

We will not receive any proceeds from the resale of shares of Common Stock by the selling security holders.  We will pay the expenses of this offering.

The Company currently has the following effective Registration Statements on Form S-3 relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, the following shares of Class A Common Stock remain available for resale: No. 333-123279, 1,957,768 shares; No. 333-127673, 2,787,711 shares; No. 333-129747, 644,684 shares; No. 333-136998, 66,344 shares; No. 333-140231, 81,637 shares; No. 333-142411, 144,882 shares; No. 333-144927, 205,711 shares; and No. 333-146335, 1,570,266 shares.

See “Risk Factors” beginning on page 7 for a discussion of factors that you should consider before buying shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

________, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a shelf registration process.  Under this shelf registration process, selling stockholders may, from time to time, offer and sell shares of the Common Stock pursuant to this prospectus.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in the Common Stock.  You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful.  You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.  Our financial condition, results of operations, cash flows or business may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”) with respect to our securities described in this prospectus.  References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits.  This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC.  Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement.  The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

•	our annual report on Form 10-K for the fiscal year ended March 31 , 2008, filed with the SEC on June 16, 2008;
•	our amendment no. 1 on Form 10-K/A to our annual report on Form 10-K for the fiscal year ended March 31, 2008, filed with the SEC on June 26, 2008;
•	our current report on Form 8-K, dated March 31, 2008, filed with the SEC on April 3, 2008;
•	our current report on Form 8-K, dated April 2, 2008, filed with the SEC on April 8, 2008;
•	our current report on Form 8-K, dated May 9, 2008, filed with the SEC on May 14, 2008; and
•	the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Access Integrated Technologies, Inc., 55 Madison Avenue, Suite 300, Morristown, NJ 07960, Attention: Gary S. Loffredo - General Counsel, Telephone (973) 290-0080.

FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy.  Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us.  Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties.  Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

•	successful execution of our business strategy, particularly for new endeavors;
•	the performance of our targeted markets;
•	competitive product and pricing pressures;
•	changes in business relationships with our major customers;
•	successful integration of acquired businesses;
•	economic and market conditions;
•	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business; and
•	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's  rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference.  It does not contain all of the information that you should consider before making a decision to invest in the Common Stock.  You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “AccessIT”, “we,” “us,” “our” and the “Company” refer to Access Integrated Technologies, Inc. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

AccessIT was incorporated in Delaware on March 31, 2000.  We provide fully managed technology solutions, electronic delivery and software services for owners and distributors of digital content to movie theatres and other venues.  In the past, we have generated revenues from two primary businesses, media services (“Media Services”) and internet data center (“IDC” or “data center”) services (“Data Center Services”), a business we no longer operated after May 1, 2007. Beginning April 1, 2007, we made changes to our organizational structure which impacted our reportable segments.  These changes did not impact our consolidated financial position, results of operations or cash flows. We have realigned our focus to three primary businesses, media services (“Media Services”), media content and entertainment (“Content & Entertainment”) and other (“Other”). Our Media Services business provides software, services and technology solutions to the motion picture and television industries, primarily to facilitate the transition from analog (film) to digital cinema and has positioned us at what we believe to be the forefront of an emerging industry opportunity relating to the delivery and management of digital cinema and other content to entertainment and other remote venues worldwide.  Our Content & Entertainment business provides cinema advertising, film distribution services to movie exhibitors and motion picture exhibition to the general public.

The Media Services business consists of the following:

Operations of:	Products and services provided:
Christie/AIX, Inc. d/b/a AccessIT Digital Cinema (“AccessIT DC” or “Christie/AIX”) and its subsidiary, Access Digital Cinema Phase 2 Corp. (“Phase 2 Corporation”)
• Financing vehicles and administrators for our 3,723 digital cinema projection systems (the “Systems”) installed nationwide (our “Phase I Deployment”) and our second digital cinema deployment (the “Phase II Deployment”) to motion picture exhibitors (as described below)
• Collect virtual print fees (“VPFs”) from motion picture studios and distributors and alternative content fees (“ACFs”) from alternative content providers (as described below)

Hollywood Software, Inc. d/b/a AccessIT Software (“AccessIT SW”)
• Develops and licenses software to the theatrical distribution and exhibition industries as well as intellectual property rights and royalty management
• Provides services as an Application Service Provider
• Provides software enhancements and consulting services

Access Digital Media, Inc. (“AccessDM”) and FiberSat Global Services, Inc. d/b/a AccessIT Satellite and Support Services, (“AccessIT Satellite” and, together with AccessDM, “DMS”)
• Stores and distributes digital content to movie theatres and other venues having digital projection equipment and provides satellite-based broadband video, data and Internet transmission, encryption management services, video network origination and management services
• Provides a virtual booking center to outsource the booking and scheduling of satellite and fiber networks
• Provides forensic watermark detection services for motion picture studios and forensic recovery services for content owners.

Core Technology Services, Inc. (“Managed Services”)	• Provides information technology consulting services and managed network monitoring services through its global network command center

The business of AccessIT DC consists of the ownership and licensing of digital systems to exhibitors and the collection of VPFs from motion picture studios and ACFs from exhibitors, when content is shown on exhibitors’ screens.  We have  licensed the necessary software and technology solutions to the exhibitor and have facilitated its transition from analog (film) to digital cinema.  As part of this Phase I Deployment, AccessIT DC has agreements with seven major motion picture studios, certain smaller independent studios and exhibitors allowing it to collect VPFs and ACFs when content is shown in theatres, in exchange for it having facilitated the deployment, and providing management services, of 3,723 Systems and the other digital cinema assets.  AccessIT DC has agreements with 16 domestic theatre circuits that license our Systems in order to show digital content distributed by the studios and other providers, including an AccessIT subsidiary, The Bigger Picture.   AccessIT DC recently created a subsidiary, Phase 2 Corporation, in order to undertake the Phase II Deployment, for up to 10,000 additional Systems.  In connection with the Phase II Deployment, Phase 2 Corporation has entered into agreements with 4 major motion picture studios which will allow it to collect VPFs and ACFs once Phase 2 Corporation enters into license agreements with exhibitors, arranges suitable financing for the purchase of Systems, enters into vendor supply agreements for the necessary equipment and once the Systems are installed and ready for content.

The Content & Entertainment business consists of the following:

Operations of:	Products and services provided:
ADM Cinema Corporation (“ADM Cinema”) d/b/a the Pavilion Theatre (the “Pavilion Theatre”)	• A nine-screen digital movie theatre and showcase to demonstrate our integrated digital cinema solutions
UniqueScreen Media, Inc. d/b/a AccessIT Advertising and Creative Services (“ACS”)	• Provides cinema advertising services and entertainment
Vistachiara Productions, Inc. d/b/a The Bigger Picture (“The Bigger Picture”)	• Acquires, distributes and provides the marketing for programs of alternative content to theatrical exhibitors

The Other business consists of the following:

Operations of:	Products and services provided:
Data Centers	• Provides services through its three IDCs (see below)
Access Digital Server Assets	• Provides hosting services and provides network access for other web hosting services

Effective May 1, 2007, our IDCs are being operated by a third party pursuant to a master collocation agreement.  Although we are still the lessee of the IDCs, substantially all of the revenues and expenses are being realized by the third party and not the Company.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number there is (973) 290-0080.  Our e-mail address is info@accessitx.com and our web site address is www.accessitx.com.  Information accessed on or through our web site does not constitute a part of this prospectus.

THE OFFERING

Class A common stock offered by selling security holders	500,000 shares (1)

Common stock equivalents presently outstanding	26,973,816 shares (2)

Common stock equivalents to be outstanding immediately after this offering	26,973,816 shares (2)

Use of proceeds	We will not receive any proceeds from the resale of shares of Common Stock by the selling security holders.

NASDAQ symbol	AIXD

(1)
This prospectus relates to the resale by certain selling security holders of the Company of 500,000 shares of our Common Stock, which may, at our option and subject to certain conditions, be issued from time to time on a quarterly basis as interest and additional share payments pursuant to the three-year 10% notes issued by us on August 27, 2007 (the “2007 Senior Notes”).   On August 24, 2007, we entered into a securities purchase agreement with the selling security holders in which we agreed to issue the 2007 Senior Notes in the aggregate principal amount of $55,000,000 .   The 2007 Senior Notes have a term of three years, which may be extended for up to one 6 month period at our discretion if certain conditions are met.  Interest on the Notes is due quarterly and may be paid in cash or, at our option and subject to certain conditions, in shares of our Class A Common Stock.  Interest payments, since the date the 2007 Senior Notes were issued, have been made in shares of Class A Common Stock for the quarters ended December 31, 2007 and March 31, 2008.  The 2007 Senior Notes also required that we issue to the purchasers of the 2007 Senior Notes as an additional payment (i) for the first year of the term of the 2007 Senior Notes, 715,000 shares of Class A Common Stock of the Company, and (ii) for the remainder of the term of the 2007 Senior Notes , additional share payments at a rate of between 2.4 and 4 shares per $1,000 principal value of the 2007 Senior Notes in arrears at the end of each quarterly period beginning December 31, 2008 (these additional share payments are collectively referred to as “Kicker Shares”).  We have already issued to the purchasers 715,000 shares of Class A Common Stock as the Kicker Shares payment for the first year of the term of the 2007 Senior Notes.  The number of Kicker Shares to be issued for the remainder of the term is dependent on the current price of the Class A Common Stock during a measurement period immediately prior to such payment.  Subsequent Kicker Share payments for the remainder of the term of the 2007 Senior Notes will be made quarterly.  In connection with the 2007 Senior Notes, we also agreed to register the resale of the shares of Class A Common Stock issued as additional Kicker Share payments and as payment of interest resulting in the offering under this prospectus.   The selling security holders may offer to sell the shares of Common Stock being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.  Please see “Plan of Distribution” in this prospectus for a detailed explanation of how the shares of Common Stock may be sold.

(2)
Reflects 26,240,005 outstanding shares of Common Stock as of May 1, 2008, and 733,811 outstanding shares of our Class B common stock as of April 17, 2008, which are convertible into 733,811 shares of Common Stock.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

_________________

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty.  You should carefully consider the risks described below and in any prospectus supplement before deciding to invest in our securities.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company.  If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially adversely affected.  In that case, the trading price of our securities could decline, and you could lose all or part or your investment.  In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and notes thereto of our company included elsewhere in this prospectus.

Risks relating to our business

An inability to obtain necessary financing may have a material adverse effect on our financial position, operations and prospects if unanticipated capital needs arise.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses.  We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions.  If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate.  We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all.  An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects.   The agreement for a credit facility (the “GE Credit Facility”) with General Electric Capital Corporation (“GECC”) contains certain restrictive covenants that restrict AccessIT DC and its subsidiaries from making certain capital expenditures, incurring other indebtedness, engaging in a new line of business, selling certain assets, acquiring, consolidating with, or merging with or into other companies and entering into transactions with affiliates and is non-recourse to the Company and our subsidiaries.   In August 2007, the Company entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company issued 10% Senior Notes (the “ 2007 Senior Notes ”) in the aggregate principal amount of $55.0 million (the “August 2007 Private Placement”). The 2007 Senior Notes restrict the Company and its subsidiaries (other than AccessIT DC and its subsidiaries) from incurring other indebtedness, creating or acquiring subsidiaries which do not guarantee such notes, making certain investments and modifying authorized capital and which prohibits the Company and its subsidiaries from incurring indebtedness in an aggregate of $315.0 million until certain conditions are met.

We have limited experience in our newer business operations, which may negatively affect our ability to generate sufficient revenues to achieve profitability.

We were incorporated on March 31, 2000.  Our first data center, a part of our initial business, became operational in December 2000.  Subsequent thereto, we added additional data centers and expanded into the following new business areas which are currently our primary focus:  (a) providing satellite delivery services, through our wholly-owned subsidiary AccessIT Satellite; (b) operating a movie theatre , through our wholly-owned subsidiary ADM Cinema; (c) placing digital cinema projection systems into movie theatres and collecting virtual print fees in connection with such placements, through our indirect wholly-owned subsidiary AccessIT DC; (d) providing pre-show on-screen advertising and entertainment, through our wholly-owned subsidiary ACS and (e) operating an alternate content distribution company, through our wholly-owned subsidiary, The Bigger Picture.  Although we have retained certain senior management of the acquired businesses and have hired other experienced personnel, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. We also cannot assure you that we will be able to successfully operate these businesses.  Our efforts to expand into these five business areas may prove costly and time-consuming and have become our primary business focus.

Our limited experience in the digital cinema industry and providing transactional software for movie distributors and exhibitors could result in:

•	increased operating and capital costs;
•	an inability to effect a viable growth strategy;
•	service interruptions for our customers; and
•	an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our digital cinema business or our entertainment software business.  We cannot assure you that we will be successful in marketing and operating these new businesses or, even if we are successful in doing so, that we will not experience additional losses.

We face the risks of a development company in a new and rapidly evolving market and may not be able successfully to address such risks and ever be successful or profitable.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by development companies in new and rapidly evolving markets, including:

•	limited operating experience;
•	net losses;
•	lack of sufficient customers or loss of significant customers;
•	insufficient revenues and cash flow to be self-sustaining;
•	necessary capital expenditures;
•	an unproven business model;
•	a changing business focus; and
•	difficulties in managing potentially rapid growth.

This is particularly the case with respect to our businesses with less operating history.  We cannot assure you that we will ever be successful or profitable.

If the current digital technology changes, demand for DMS’ delivery systems and software may be reduced and if use of the current digital presentation requiring electronic delivery does not expand, DMS’ business will not experience growth.

Even though we are among the first to integrate software and systems for the delivery of digital content to movie theatres and other venues, there can be no assurance that certain major movie studios or providers of alternative digital content that currently rely on traditional distribution networks to provide physical delivery of digital files will quickly adopt a different method, particularly electronic delivery, of distributing digital content to movie theatres or other venues or that those major movie studios or content providers that currently utilize electronic delivery to distribute digital content will continue to do so. If the development of digital presentations and changes in the way digital files are delivered does not continue to occur, the demand for DMS’ delivery systems and software will not grow and if new technology is developed which is adopted by major movie studios or providers of alternative digital content, there may be reduced demand for DMS’ delivery systems and software.

If we do not respond to future advances in technology and changes in customer demands, our financial position, prospects and results of operations may be adversely affected.

The demand for our digital media delivery services and entertainment software will be affected, in large part, by future advances in technology and changes in customer demands.  Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a continued demand for the digital cinema software and delivery services provided by DMS.  DMS’ profitability depends largely upon the general expansion of digital presentations at theatres , which may not occur for several years.  Although AccessIT DC has entered into digital cinema deployment agreements with seven motion picture studios, there can be no assurance that these and other major movie studios which are currently relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theatres or that they will release all, some or any of their motion pictures via digital cinema.  If the development of digital presentations and changes in the way digital files are delivered does not continue to occur, there may be reduced demand or market for DMS’ software and systems.

We expect competition to be intense: if we are unable to compete successfully, our business and results of operations will be seriously harmed.

The markets for the managed services business, the digital cinema business and the entertainment software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes.  We expect the intensity of competition in each of these areas to increase in the future.  Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business.  Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business.  In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies.  As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations.  Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us.  We may not be able to compete successfully with our competitors.  If we are unable to compete successfully, our business and results of operations will be seriously harmed.

Our plan to acquire additional businesses involves risks, including our inability successfully to complete an acquisition, our assumption of liabilities, dilution of your investment and significant costs.

Although there are no acquisitions identified by us as probable at this time, we may make further acquisitions of similar or complementary businesses or assets.  Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers.  We are also subject to limitations on our ability to make acquisitions pursuant to the 2007 Senior Notes.  Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities.  Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems.  If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly.  If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

Our recent acquisitions involve risks, including our inability to integrate successfully the new businesses and our assumption of certain liabilities.

We have made several meaningful acquisitions to expand into new business areas.  However, we may experience costs and hardships in integrating the new acquisitions into our current business structure.  Most recently, in July 2006, we acquired all of the capital stock of ACS and in January 2007, the Company, through its wholly-owned subsidiary, The Bigger Picture, purchased substantially all of the assets of BP/KTF, LLC.  We cannot assure you that we will be able to effectively market the services provided by ACS and The Bigger Picture.  Further, these new businesses and assets may involve a significant diversion of our management time and resources and be costly.  Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems.  In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to satisfy adequately such assumed liabilities.  Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

If we do not manage our growth, our business will be harmed.

We may not be successful in managing our rapid growth.  Since November 2004, we have acquired the businesses discussed above and in connection with those acquisitions, we have formed additional subsidiaries.  These subsidiaries operate in business areas different from our IDC operations business.  The number of our employees has grown from 11 in March 2003 to just under 300 in March 2008 .  Past growth has placed, and future growth will continue to place, significant challenges on our management and resources, related to the successful integration of the newly acquired businesses.  To manage the expected growth of our operations, we will need to improve our existing, and implement new, operational and financial systems, procedures and controls.  We may also need to expand our finance, administrative, client services and operations staffs and train and manage our growing employee base effectively.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

If we are not successful in protecting our intellectual property, our business will suffer.

We depend heavily on technology to operate our business.  Our success depends on protecting our intellectual property, which is one of our most important assets.  We have intellectual property consisting of:

•	licensable software products;
•	rights to certain domain names;
•	registered service marks on certain names and phrases;
•	various unregistered trademarks and service marks;
•	know-how;
•	rights to certain logos; and.
•	a pending patent application with respect to certain of our software.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed.  Our means of protecting our intellectual property may not be adequate.  Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary.  In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property.  Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software.  We do not, however, have patents with respect to much of our software.  Because there is no patent protection in respect of much of our software, other companies are not prevented from developing and marketing similar software.  We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software.  We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.  Further, our pending patent application may not be issued and if issued may not be broad enough to protect our rights, or if such patent is issued such patent could be successfully challenged.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

We may continue to have customer concentration in our business, and the loss of one or more of our largest customers could have a material adverse effect on us.

We expect that we will rely, at least in the near future, upon a limited number of customers for a substantial percentage of our revenues and may continue to have customer concentration company-wide.   For the fiscal year ended March 31, 2008, AccessIT DC’s customers comprised 78.7% of Media Services revenues.    For the fiscal year ended March 31, 2008, ACS and our Pavilion Theatre comprised 74.8% and 21.4% of Content & Entertainment revenues, respectively.  Our advertising business consists mainly of local advertisers, with no one customer representing 10% of in-theatre advertising revenues and all the customers of our Pavilion Theatre are the general public.  Media Services’ customers are principally worldwide motion picture studios.   For the fiscal year ended March 31, 2008, five customers, 20th Century Fox, Disney Worldwide Services, Paramount Pictures, Sony Pictures Releasing Corporation and Warner Brothers, each represented 10% or more of AccessIT DC’s revenues and together generated 57.3%, 8.2%, 21.0% and 47.1% of AccessIT DC’s, AccessIT SW’s, AccessDM’s and the Media Service segment’s revenues, respectively.  In addition, many of our revenue-generating assets, including the assets of AccessIT DC, are located in movie theatres nationwide, which we do not own or control.  If some portion of these assets were out of service for any reason, such as the closure of exhibitor locations or a calamity that causes a physical property loss such as fire or flood, we would experience an interruption in the amount of revenues we generate until those assets could be restored to service.

Our substantial debt and lease obligations could impair our financial flexibility and restrict our business significantly.

We now have, and will continue to have, significant debt obligations.  We have notes payable to third parties with principal amounts aggregating $267.7 million as of March 31, 2008.   We also have a capital lease obligation covering facilities with the principal amount of $5.9 million as of March 31, 2008.

In August 2007, we issued the 2007 Senior Notes in the aggregate principal amount of $55.0 million.  Additionally, AccessIT DC, our indirect wholly-owned subsidiary, has entered into the GE Credit Facility, which permits us to borrow up to $217.0 million of which $201.3 million has been drawn down as of March 31, 2008 and is included in the notes payable to third parties mentioned above.  The obligations and restrictions under the GE Credit Facility, the 2007 Senior Notes and our other debt obligations could have important consequences for us, including:

•	limiting our ability to obtain necessary financing in the future and making it more difficult for us to satisfy our debt obligations;
•
requiring us to dedicate a substantial portion of our cash flow to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	making us more vulnerable to a downturn in our business and limiting our flexibility to plan for, or react to, changes in our business; and
•	placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all.  As a result, we could default on those obligations and in the event of such default, our lenders could accelerate our debt or take other actions that could restrict our operations.

The foregoing risks would be intensified to the extent we borrow additional money or incur additional debt.

The agreements governing our GE Credit Facility and our issuance of the 2007 Senior Notes in August 2007 impose certain limitations on us.

The agreement governing our GE Credit Facility restricts the ability of AccessIT DC and its existing and future subsidiaries to, among other things:

•	make certain capital expenditures;
•	incur other indebtedness;
•	engage in a new line of business;
•	sell certain assets;
•	acquire, consolidate with, or merge with or into other companies; and
•	enter into transactions with affiliates.

The agreements governing our issuance of the 2007 Senior Notes in August 2007 restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to, among other things:

•	incur other indebtedness;
•	create or acquire subsidiaries which do not guarantee the notes;
•	make certain investments;
•	pay dividends; and
•	modify authorized capital.

We may not be able to generate the amount of cash needed to fund our future operations.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future.  Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations and available cash financed through the issuance of securities and our GE Credit Facility will be adequate to meet our future liquidity needs through at least June 2009.   Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements.  If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

•	reducing capital expenditures;
•	reducing research and development efforts;
•	selling assets;
•	restructuring or refinancing our remaining indebtedness; and
•	seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs.  We may need to refinance all or a portion of our indebtedness on or before maturity.  We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We have incurred losses since our inception.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings.   As of March 31, 2008, we had positive working capital, defined as current assets less current liabilities, of $14.0 million and cash and cash equivalents of $29.7 million; we had an accumulated deficit of $100.7 million; and, from inception through such date, and we had used $33.6 million in cash for operating activities.  Our net losses are likely to continue for the foreseeable future.

Our ability to become profitable is dependent upon us achieving a sufficient volume of business from our customers.  If we cannot achieve a high enough volume, we likely will incur additional net and operating losses.  We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and cash outflows may increase as and to the extent that we increase the size of our business operations, increase the purchases of Systems for AccessIT DC’s Phase I Deployment or expected Phase II Deployment, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses.  These efforts may prove to be more expensive than we currently anticipate which could further increase our losses.  We must significantly increase our revenues in order to become profitable.  We cannot reliably predict when, or if, we will become profitable.  Even if we achieve profitability, we may not be able to sustain it.  If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

Many of our corporate actions may be controlled by our officers, directors and principal stockholders; these actions may benefit these principal stockholders more than our other stockholders.

As of June 6 , 2008, our directors, executive officers and principal stockholders, those known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Common Stock, beneficially own, directly or indirectly, in the aggregate, approximately 43.0% of our outstanding common stock.  In particular, A. Dale Mayo, our President and Chief Executive Officer, beneficially holds all 733,811 shares of Class B common stock, and 230,388 shares of Class A common stock which collectively represent approximately 5.0% of our outstanding common stock, and includes 59,761 restricted shares of Class A common stock, 87,500 shares of Class A common stock held by Mr. Mayo’s spouse, of which Mr. Mayo disclaims beneficial ownership, and 12,000 shares of Class A common stock held for the account of Mr. Mayo’s grandchildren, the custodian of which accounts is Mr. Mayo’s spouse, of which Mr. Mayo also disclaims beneficial ownership.  Our Class B common stock entitles the holder to ten votes per share.  The shares of Class A common stock have one vote per share.  Due to the supervoting Class B common stock, Mr. Mayo has approximately 22.5% of our voting power.  These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations.  Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company.

Our success will significantly depend on our ability to hire and retain key personnel.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel.  If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected.  In particular, our performance depends significantly upon the continued service of A. Dale Mayo, our President and Chief Executive Officer, whose experience and relationships in the movie theatre industry are integral to our business, particularly in the business areas of AccessIT SW, DMS and AccessIT DC.  Although we have obtained two $5.0 million key-man life insurance policies in respect of Mr. Mayo, the loss of his services would have a material and adverse effect on our business, operations and prospects.  Each policy carries a death benefit of $5.0 million, and while we are the beneficiary of each policy, under one of the policies the proceeds are to be used to repurchase, after reimbursement of all premiums paid by us, shares of our capital stock held by Mr. Mayo’s estate at the then-determined fair market value.  We also rely on the experience and expertise of certain officers of our subsidiaries.  In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

We may be subject to environmental risks relating to the on-site storage of diesel fuel and batteries.

Our IDCs contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers’ equipment.  We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills.  Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs; particularly to the extent we incur liability under applicable environmental laws.  This could have a material adverse effect on our business, financial position and results of operations.   Although we are still the lessee of the IDCs, substantially all of the revenues and expenses are being realized by FiberMedia and not the Company.

We may not be successful in the eventual disposal of our Data Center Services.

In connection with the disposition of our Data Center Services, we entered into a master collocation agreement (“MCA”) with FiberMedia AIT, LLC and Telesource Group, Inc. (together, “FiberMedia”) to operate our IDCs.  FiberMedia operates a network of geographically distributed IDCs.  We have assigned our IDC customer contracts to FiberMedia, and going forward, FiberMedia will be responsible for all customer service issues, including the maintenance of the IDCs, sales, installation of customer equipment, cross connects, electrical and other customer needs.  Among such items are certain operating leases which

expire from June 2009 through January 2016.   As of March 31, 2008, obligations under these operating leases totaled $8.5 million.   We will attempt to obtain landlord consents to assign each facility lease to FiberMedia.  Until such landlord consents are obtained, we will remain as the lessee and pursuant to the MCA, FiberMedia will reimburse our costs under the facility leases, including rent, at an escalating percentage, starting at 50% in May 2007 and increasing to 100% in May 2008 and thereafter through the remaining term of each IDC lease.  100% of all other operating costs for each IDC, are payable by FiberMedia through the term of each IDC lease.  We cannot assure you that the existing landlords would consent to the assignment of these leases to a buyer of our data centers.  As a result, we may have continuing obligations under these leases, which could have a material adverse effect on our business, financial position and results of operations.

If the market price of our common stock declines, we may not be able to maintain our listing on the NASDAQ Global Market which may impair our financial flexibility and restrict our business significantly.

The stock markets have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies that may be unrelated or disproportionate to the operating results of such companies. These broad market movements may adversely affect the market price of the Company’s Common Stock.  The Company’s Common Stock is presently listed on NASDAQ.  Although we are not currently in jeopardy of delisting, we cannot assure you, should the Company’s Common Stock decline significantly, that the Company will meet the criteria for continued listing on NASDAQ. Any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the loss of confidence in our financial stability by suppliers, customers and employees. If the Company’s Common Stock is delisted from the NASDAQ, we may face a lengthy process to re-list the Company’s Common Stock, if we are able to re-list the Company’s Common Stock at all, and the liquidity that NASDAQ provides will no longer be available to investors.

If the Company’s Common Stock were to be delisted from NASDAQ, the holders of the 2007 Senior Notes would have the right to redeem the outstanding principal of the 2007 Senior Notes plus interest. As a result, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. If we default under the 2007 Senior Notes obligations, our lenders could take actions that would restrict our operations.

While we believe we currently have adequate internal control over financial reporting, we are required to assess our internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it require us to include in our Form 10-K an annual report by our management regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting that cannot be remediated in a timely manner, we will be unable to assert such internal control is effective. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of our internal control over financial reporting with the applicable policies or procedures may deteriorate. If we are unable to conclude that our internal control over financial reporting is effective (or if our independent auditors disagree with our conclusion), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Risks relating to the offering

The liquidity of the Common Stock is uncertain; the limited trading volume of the Common Stock may depress the price of such stock or cause it to fluctuate significantly.

Although shares of the Common Stock are listed on NASDAQ, there has been a limited public market for the Common Stock and there can be no assurance that an active trading market for the Common Stock will develop.  As a result, you may not be able to sell your shares of Common Stock in short time periods, or possibly at all.  The absence of an active trading market may cause the price per share of the Common Stock to fluctuate significantly.

Substantial resales or future issuances of the Common Stock could depress our stock price.

The market price for the Common Stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of the Common Stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part.  In addition, we have outstanding a substantial number of options, warrants and other securities convertible into shares of Common Stock that may be exercised in the future.  Certain holders of these warrants and other securities, as well as holders of our outstanding shares of Common Stock, have piggy-back registration rights and the holders of shares of Common Stock issuable in exchange for its shares of certain warrants have demand and piggy-back registration rights.  These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

You will incur substantial dilution as a result of certain future equity issuances.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of Common Stock.  To the extent that these options, warrants or similar securities are exercised or converted, or to the extent we issue additional shares of Common Stock in the future, as the case may be, there will be further dilution to holders of shares of the Common Stock.

Provisions of our certificate of incorporation, Delaware law and the 2007 Senior Notes could make it more difficult for a third party to acquire us.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock.  The terms of our preferred stock may be fixed by the company’s board of directors without further stockholder action.  The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of Common Stock.  Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Common Stock and adversely affect the trading price of the Common Stock.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like NASDAQ, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals.  As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company’s securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

Under the 2007 Senior Notes, we must pay to the Purchasers certain additional consideration upon a change in control.

We may not be able to maintain listing on NASDAQ, which may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

If the Company were unable to meet the continued listing criteria of NASDAQ and the Company’s Common Stock became delisted, trading of the Company’s Common Stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, on the National Association of Securities Dealer’s (NASD) Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the Company’s Common Stock.

USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling security holders under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth as of May 1, 2008, certain information with respect to the beneficial ownership of the Common Stock as to each selling stockholder listed below (collectively, the “Selling Stockholders”).

	Shares Beneficially Owned Prior to Offering		Shares which may be offered Pursuant to this Offering	Shares Beneficially Owned After Offering

Name	Number (a)	Percent (b)	Number (c)	Number (d)	Percent (b)

Silver Oak Capital, L.L.C.	1,715,828 (e)	6.5%	154,500	1,715,828 (e)	6.3%

Goldman Sachs Credit Partners L.P.	304,309 (f)	1.2	136,500	304,309 (f)	1.1

Alexandra Global Master Fund Ltd.	402,090 (g)	1.5	41,000	402,090 (g)	1.5

Lagunitas Partners LP	359,472 (h)	1.4	16,000	359,472 (h)	1.4

Gruber & McBaine International	31,080 (h)	*	4,500	31,080 (h)	*

Jon D & Linda W Gruber Trust	85,761 (h)	*	3,500	85,761 (h)	*

J. Patterson McBaine	974,494 (i)	3.7	3,500	974,494 (i)	3.6

Aristeia International Limited	0 (j)	*	77,000	0 (j)	*

Aristeia Partners, L.P.	0 (k)	*	9,500	0 (k)	*

Aristeia Special Investments Master, L.P.	0 (l)	*	27,000	0 (l)	*

Enable Growth Partners, LP	269,718 (m)	1.0	18,000	269,718 (m)	1.0

Enable Opportunity Partners, LP	122,604 (m)	*	8,000	122,604 (m)	*

Pierce Diversified Strategy Master Fund LLC, Ena	12,811 (m)	*	1,000	12,811 (m)	*

___________________
*	Less than 1%

(a)	Excludes shares of Common Stock which may be issued from time to time on a quarterly basis as interest and additional Kicker Shares pursuant to the 2007 Senior Notes.

(b)
Applicable percentage of ownership is based on 26,240,005 shares of Common Stock outstanding as of May 1, 2008 together with all applicable options, warrants and other securities convertible into shares of Common Stock for the named stockholder and, if applicable, shares of Common Stock which may be issued from time to time on a quarterly basis as interest and additional Kicker Shares pursuant to the 2007 Senior Notes to, the named stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after May 1, 2008, shares of Common Stock which may be issued from time to time on a quarterly basis as interest and additional Kicker Shares pursuant to the 2007 Senior Notes, are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person.  Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.

(c)	Includes shares of Common Stock which may be issued from time to time on a quarterly basis as interest and additional Kicker Shares pursuant to the 2007 Senior Notes.
(d)	Assumes sale of all shares offered under this prospectus.
(e)
Includes 452,632 shares of Class A Common Stock owned by Leonardo, L.P. (“Leonardo”), 178,947 shares of Class A Common Stock subject to currently exercisable warrants owned by Leonardo and 150,039 shares of Class A Common Stock subject to currently exercisable warrants owned by AG Offshore Convertibles, Ltd.  Silver Oak Capital, L.L.C. (“Silver Oak”) holds its shares as nominee for private investment funds and separately managed accounts managed by Angelo, Gordon & Co., L.P. (“Angelo, Gordon”).  Mr. John M. Angelo and Mr. Michael L. Gordon are controlling members of Silver Oak, and they exercise voting and/or dispositive power over the securities to be sold by Silver Oak.   Leonardo Capital Management, Inc. (“LMCI”) is the sole general partner of Leonardo.  Angelo, Gordon is the sole director of LCMI.  Angelo, Gordon is also the investment manager of AG Offshore Convertibles, Ltd.  Mr. Angelo and Mr. Gordon are the principal executive officers of Angelo, Gordon.  Each entity, including Silver Oak, and Messrs. Angelo and Gordon, disclaim beneficial ownership of securities reported herein except to the extent of each one's pecuniary interest in such securities.  Silver Oak is not a registered broker-dealer; however, it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, AG BD LLC. AG BD LLC was not involved in the purchase of the shares being offered hereby, and will not be involved in the sale of such shares.  Silver Oak purchased such shares in the ordinary course of its business and is not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

(f)
The Goldman Sachs Group, Inc. is the beneficial owner of Goldman Sachs Credit Partners L.P. (“Goldman Sachs”), and the voting and dispositive power is exercised by its management committee and their delegates.  Goldman Sachs is not a registered broker-dealer; however, it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer.  The broker-dealer that is an affiliate of Goldman Sachs was not involved in the purchase of the shares, and will not be involved in the sale of the shares.  Goldman Sachs purchased the shares in the ordinary course of its business and is not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

(g)
Includes 94,757 shares of Class A Common Stock subject to currently exercisable warrants.  Mikhail Filimonov, as Chief Executive Officer of Alexandra Investment Management, LLC, Agent for Alexandra Global Master Fund Ltd., exercises the voting and dispositive power.

(h)
Jon D. Gruber and J. Patterson McBaine, as Managing Members of Gruber & McBaine Capital Management, may each be deemed the beneficial owner of, and exercise voting and/or dispositive power over, the securities to be sold by Lagunitas Partners and Gruber & McBaine International, including, (i) 17,763 shares of Class A Common Stock subject to currently exercisable warrants owned by Lagunitas Partners LP and (ii) 3,289 shares of Class A Common Stock subject to currently exercisable warrants owned by Gruber and McBaine International.  Jon D. Gruber, as Trustee for the Jon D. & Linda W. Gruber Trust, may be deemed the beneficial owner of , and exercises voting and/or dispositive power over, the securities to be sold by the Jon D & Linda W Gruber Trust , including, 3,552 shares of Class A Common Stock subject to currently exercisable warrants owned by the Jon D. & Linda W. Gruber Trust .

(i)
Includes (i) shares of Class A Common Stock owned, or subject to currently exercisable warrants owned, by Lagunitas Partners LP, (ii) shares of Class A Common Stock owned, or subject to currently exercisable warrants owned, by Gruber & McBaine International and (iii) shares of Class A Common Stock, including 1,578 shares of Class A Common Stock subject to currently exercisable warrants, owned by Donaghy Sales Inc., all of which may be deemed to be beneficially owned by J. Patterson McBaine.

(j)
Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella and William R. Techar and consequently may be deemed to have voting and/or dispositive power with respect to the securities held by this selling securityholder.

(k)
Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella and William R. Techar and consequently may be deemed to have voting and/or dispositive power with respect to the securities held by this selling securityholder.

(l)
Aristeia Capital LLC is the investment manager for Aristeia Special Investments Master, L.P. Aristeia Capital LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella and William R. Techar and consequently may be deemed to have voting and/or dispositive power with respect to the securities held by this selling securityholder.

(m)
Mitch Levine, the Managing Member and Chief Executive Officer, and Brendan O’Neil, the President and Chief Investment Officer, of Enable Capital Management, LLC, the manager of Enable Growth Partners, LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena, share the discretionary authority to vote and dispose of the shares held by the aforementioned holders.  Each of the aforementioned selling stockholders has advised us that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

No selling stockholder has held a position as a director or officer nor has had a material relationship with us or any of our affiliates, or our or their predecessors, within the past three years.

On August 24, 2007, the Company entered into a securities purchase agreement with the purchasers party thereto pursuant to which the Company agreed to issue the 2007 Senior Notes in the aggregate principal amount of $55,000,000.  Such purchasers consist of the selling stockholders listed in this prospectus.  The 2007 Senior Notes were issued on August 27, 2007 and have a term of three years which may be extended for up to one 6 month period at the discretion of the Company if certain conditions are met, or prepaid in whole or in part following the first anniversary of the issuance of the Notes, subject to certain conditions and penalties. Interest on the Notes is due quarterly and may be paid in cash or, at the Company’s option and subject to certain conditions, in shares of its Class A Common Stock.  Interest payments have thus far been made in shares of Class A Common Stock for the quarters ended December 31, 2007 and March 31, 2008.

The Notes also required that the Company issue to the purchasers 715,000 shares of Class A Common Stock of the Company, paid as an equity kicker for the first year. Pursuant to the Notes, the Company will issue in arrears at the end of each quarterly period beginning December 31, 2008 additional Kicker Shares, as defined above, at a rate of between 2.4 and 4 shares per $1,000 principal value of the 2007 Senior Notes, such number of shares to be dependent on the current price of the Class A Common Stock during a measurement period immediately prior to such payment. Subsequent Kicker Share payments will be made quarterly.

In connection with the 2007 Senior Notes, the Company agreed to register the resale of the shares of Class A Common Stock issued as Kicker Shares and as payment of interest, resulting in the offering under this prospectus.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the Common Stock of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440;
and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act or an exemption therefrom.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required as determined by the Company in its sole discretion, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale unless exempted from the prospectus delivery requirement.

The Selling Stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock.  We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the offered shares of the Common Stock has been passed on for us by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

The consolidated financial statements of Access Integrated Technologies, Inc. as of March 31, 2008 and March 31, 2007 and for each of the years in the three-year period ended March 31, 2008 incorporated by reference into this prospectus have been audited by Eisner LLP, an independent registered public accounting firm, as stated in the Company's Annual Report on Form 10-K/A for the year ended March 31, 2008 and are included in reliance upon the reports of Eisner LLP on such audit and on Eisner LLP’s audit of the Company’s internal control over financial reporting as of March 31, 2008, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the  Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

500,000 Shares

Class A Common Stock

PROSPECTUS

________ __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement.  All amounts are estimates except for the SEC registration fee.

SEC registration fee	$55
Legal fees and expenses	$20,000
Accounting fees and expenses	$8,000
Miscellaneous fees and expenses	$945
Total:	$29,000

Item 15.  Indemnification of Directors and Officers.

We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law (“DGCL”) as in effect at the time of the alleged breach of duty by such director.

The amended and restated certificate of incorporation and the bylaws of the registrant provide that the registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the DGCL.  Section 145 of the DGCL, provides in pertinent part as follows:

(a)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense

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of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section.  Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h)           For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the registrant’s fourth amended and restated certificate of incorporation eliminates the personal liability of each of the registrant’s directors to the registrant and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

Item 16. Exhibits

The exhibits listed in the following table have been filed as part of this registration statement.

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Exhibit Number		Description of Document

5.1	--	Opinion of Kelley Drye & Warren LLP.*
23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).*
23.2	--	Consent of Eisner LLP.
24.1	--	Powers of Attorney (included on signature page).*
_________________________
*Previously filed.

Item 17. Undertakings

Undertakings Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

3

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by

Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Undertakings Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Regulation S-K, Item 512(h).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is,  therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, state of New Jersey, on June 26 , 2008.

ACCESS INTEGRATED TECHNOLOGIES, INC.
By:	/s/ A. Dale Mayo
A. Dale Mayo President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date

/s/ A. Dale Mayo	President, Chief Executive Officer and Chairman	June 26 , 2008
A. Dale Mayo	of the Board of Directors (Principal Executive Officer)

*	Senior Vice President — Facilities and Director	June 26 , 2008
Kevin J. Farrell

/s/ Gary S. Loffredo	Senior Vice President — Business Affairs, General	June 26 , 2008
Gary S. Loffredo	Counsel, Secretary and Director

/s/ Brian D. Pflug	Senior Vice President — Accounting and Finance	June 26 , 2008
Brian D. Pflug	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 26 , 2008
Wayne L. Clevenger

*	Director	June 26 , 2008
Gerald C. Crotty

*	Director	June 26 , 2008
Robert Davidoff

*	Director	June 26 , 2008
Matthew W. Finlay

*	Director	June 26 , 2008
Robert E. Mulholland

*By:	/s/ A. Dale Mayo
A. Dale Mayo
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Document

5.1	--	Opinion of Kelley Drye & Warren LLP.*
23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).*
23.2	--	Consent of Eisner LLP.
24.1	--	Powers of Attorney (included on signature page).*
_________________________
*Previously filed.